Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the effective date indicated below between Mastech Healthcare, Inc., a Pennsylvania corporation (hereinafter the “Company”), and the undersigned employee, Risher G. Dumpit (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectible business interests of Company and it’s Affiliates (as hereinafter defined) in their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Affiliate” shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, together with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

(b) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment.

(d) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

(e) “Parent” shall mean Mastech Holdings, Inc. or any successor.

2. DUTIES. Executive, who is employed in the position set forth on Schedule A hereof as of the effective date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company or Parent, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s compensation as of the date of this Agreement is as set forth on Schedule A-1 hereto. Said compensation is subject to being reviewed and modified annually by Company. Any changes to compensation will be set forth in a revised Schedule A, with each subsequently issued Schedule A increasing in numeration. Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate (including, without limitation, repayment of any amount loaned to Executive by Company or any Affiliate).

4. BENEFITS. Executive is eligible for the standard Company benefits, which may be modified by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies. Executive shall also be entitled to reimbursement of business-related expenses in accordance with Company’s standard policies concerning reimbursement of such expenses.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, which Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interests and good will of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment under this Agreement, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

8. TERMINATION. This Agreement may be terminated by either party with or without cause under the following conditions:

(a) With Cause Termination. Executive may be terminated by Company with “cause.” “Cause” shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is likely to result in substantial and material damage to the Company, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law, (iv) commission of any act of fraud with respect to the Company, (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company and Parent or engaging in conduct which brings the Company or any Affiliate into public disgrace or disrepute; (vi) substantial or continued unwillingness to perform duties as reasonably directed by the Company’s Board of Directors or Chief Executive Officer, or (vii) any material breach of paragraph 6 or 7 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with “Cause,” Company may immediately cease payment of any further wages, benefits or other compensation hereunder. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with Cause.

(b) Without Cause. In the event that Executive’s employment is terminated by Company or Parent without Cause, Executive will be entitled to the following.

(1) Six months (the “Severance Period”) of Executive’s last monthly base salary as set forth in the latest issued Schedule A, less appropriate deductions, payable following Executive’s termination of employment in accordance with the Company’s regular payroll practices (“Severance Pay”).

Severance Pay will be treated as amounts paid under the Company’s generally applicable severance pay policy (“Severance Policy”) as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy.

Notwithstanding any other provision in this Agreement to the contrary, in the event that the Severance Pay, when combined with other severance payments pursuant to the Agreement, exceed the maximum amount of severance pay permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess Severance Pay shall be paid instead in a single lump sum on the first business day after the end of the six (6)-month period.

(2) Continued coverage under Company’s employee benefit plans (other than 401(k) or pension benefit coverage) and group health plans (medical, dental and vision after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer) with such modifications as are necessary to comply with federal COBRA requirements.

(3) For the Severance Period, continued vesting in unvested stock options outstanding as of such termination date and granted under the Company’s Stock Incentive Plan (the “Stock Plan”), or any successor thereto (the “Options”).

(4) The exercise period for a vested Option, including those which vest pursuant to (5) above, will be extended for a period equal to the Severance Period, but not later than the earlier of (i) the original expiration date of such Option or (ii) ten (10) years from the date of grant.

Executive further acknowledges that the Company’s and Parent’s obligations under this Section 8(b), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company and Affiliates in the form attached hereto as Schedule C (or such other form acceptable to Company or Parent) within thirty (30) days of the date of termination without Cause. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated without Cause.

(c) Termination for convenience by Executive. Executive agrees to provide Company with three (3) months written notice in the event Executive elects to terminate employment with Company for the convenience of Executive. In the event that Executive terminates for convenience, Executive agrees that no further wages, benefits or other compensation hereunder is payable to Executive after the day in which Executive is last employed by Company. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive elects to terminate for convenience.

9. TERM. Executive’s employment shall continue from year to year or until such employment is terminated in accordance with the provisions of Paragraph 8. Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term, and that his employment may be terminated by Company at any time.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within 60 days of the service of Executive’s complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

12. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

13. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without Cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

14. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

15. ENTIRE AGREEMENT. This Agreement supercedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof.

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

17. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving Company, or a sale or transfer of the business and/or any assets of Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to Company and Parent at:

Company’s and Parent’s last known address

Attention: President or Chairman of the Board

(b)	to the Executive at:

Executive’s last known address

Attention: Executive

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

24. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment for any reason.

25. EFFECTIVE DATE. This Agreement shall be effective on March 18, 2013.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

MASTECH HEALTHCARE, INC.:		EXECUTIVE:

By:	/s/ D. Kevin Horner	/s/ Risher G. Dumpit
Risher G. Dumpit

Date:	March 18, 2013	Date:	March 18, 2013

Witness:	/s/ Lauren Sciullo	Witness:	/s/ Jennifer Dumpit

Date:	March 18, 2013	Date:	March 18, 2013

Schedule A (1)

This Schedule A (1) dated March 18, 2013, is issued pursuant to the Executive Employment Agreement by and between the undersigned, dated March 18, 2013, and shall be incorporated therein and governed by the terms and conditions of such Executive Employment Agreement. This Schedule A (1) is effective April 1, 2013, and is intended to replace any previously issued Schedule A.

1. Position: Vice President. Executive shall report in such capacity to Parent’s Chief Executive Officer.

2. Base Salary: $170,000 per year.

3. Bonus: Executive will be entitled to an annual performance-based cash bonus of $70,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to you by the Chief Executive Officer on an annual basis. For the 2013 calendar year, your bonus will be based on the following performance measures:

a. Healthcare Operating Profit

b. Healthcare Revenue

c. Healthcare Gross Margin

d. Consolidated EPS

The target amount for each measure for the 2013 calendar year is set forth on Appendix 1 to this schedule. Should the Company fail to achieve the target amount for the above performance measures, Executive’s annual performance-based bonus, if any, shall be based upon the Company’s evaluation of the percentage of the target amount achieved during the year. Conversely, should the Company’s performance exceed the target amount for the above performance measures, the Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon the Company’s evaluation of the percentage of the over-achievement of such target amount(s). All bonuses will be paid by February 15, 2014, following the completion of Company’s year-end audit. If Executive leaves the Company voluntarily, or is terminated with cause, before December 31, 2013, Executive will not be eligible for a Bonus. If Executive is terminated by the Company during 2013 without cause, Executive’s bonus calculation will be based on the Company’s annual results (calculated as though Executive were still an employee) and a prorated bonus will be paid considering the days in 2013 in which Executive was employed by Company divided by 365.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

4. Stock Options: Executive shall be eligible to receive non-qualified stock options pursuant to Company’s Stock Incentive Plan.

BY:	/s/ D. Kevin Horner, March 18, 2013	BY:	Risher G. Dumpit, March 18, 2013
	Company / Date		Executive / Date